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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                       PAXSON COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)



                 DELAWARE                                59-3212788
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


        601 CLEARWATER PARK ROAD
        WEST PALM BEACH, FLORIDA                           33401
(Address of principal executive office)                  (zip code)


         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box [X]

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                                 Name of each exchange on
        to be so registered                                 which each class is to be registered
        11-5/8% SENIOR SUBORDINATED NOTES                   AMERICAN STOCK EXCHANGE, INC.
        DUE 2002

        Securities to be registered pursuant to Section 12(g) of the Act:

                                     NONE
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                               (Title of class)

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                       PAXSON COMMUNICATIONS CORPORATION

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        The description of securities required herein is incorporated by reference from the Registrant's Amendment 1 to the Registration Statement on Form S-4, dated January ___, 1996, Registration No. 33-63765.

ITEM 2. EXHIBITS.

        The securities described herein are to be registered with the American Stock Exchange, Inc., on which the Class A Common Stock of the Registrant is registered. Pursuant to Part I of the Instructions to Exhibits on Form 8-A, the following exhibits are being filed with the American Stock Exchange, Inc.:

        1.1      Form of Note being registered hereby.*

        2.1 Indenture dated as of September 28, 1995 among the Company, The Bank of New York, as Trustee, and the Guarantors named therein.*

* Filed with the Securities and Exchange Commission in the Company's Registration Statement, on Form S-4, dated October 27, 1995, Registration No. 33-63765 and incorporated herein by reference.


                                   SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        PAXSON COMMUNICATIONS CORPORATION


                                        By: /s/ Arthur D. Tek
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                                        Its: Vice President, Treasurer, and
                                            ----------------------------------
                                             Chief Financial Officer
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                                        Date: January   , 1996
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